Exhibit 99.2
News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Announces Departure of Bret J. Eckert as Senior Vice President and Chief Financial Officer

Christopher T. Forsythe to Succeed Eckert

DALLAS (January 19, 2017)—Atmos Energy Corporation (NYSE: ATO) today announced that Bret J. Eckert will be leaving the company as Senior Vice President and Chief Financial Officer to pursue other opportunities, effective February 1, 2017. Christopher T. Forsythe, Vice President and Controller, will succeed him.

“Since joining the company in 2012, Bret has been an outstanding contributor to Atmos Energy through his leadership and guidance,” said Robert W. Best, Chairman of the Board of Directors. “The past five years resulted in unprecedented growth for the company and Bret was an integral contributor to our success.”

“Through Bret’s exceptional leadership, he advanced our strategic direction and message, while strengthening the balance sheet, reducing risk and delivering consistent, sustainable growth to our shareholders,” added Kim Cocklin, Chief Executive Officer. “We are very appreciative of his service to Atmos Energy and wish him all the best in his future endeavors.”

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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